EXHIBIT 5


                      [LETTERHEAD OF CAPITOL BANCORP LTD.]


                                  May 30, 2003


Capitol Bancorp Ltd.
200 Washington Sq. N.
Lansing, MI 48933

     RE: Registration Statement on Form S-4

Ladies and Gentlemen:

     I have represented Capitol Bancorp Ltd. ("Capitol") in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") registering shares (the "Shares") of Capitol's common stock, no par value, under the Securities Act of 1933, as amended (the "Act"), to be issued in connection with Capitol's Plan of Share Exchange with the shareholders of Black Mountain Community Bank other than Capitol.

     In connection with this opinion, I have reviewed (a) the Registration Statement, (b) Capitol's Articles of Incorporation, as amended, (c) Capitol's By-laws, as amended, (d) the Resolutions adopted by Capitol's board, and (e) such corporate records of Capitol, such certificates of public officials, officers and representatives of Capitol and such other certificates and instruments and have made such investigations of law as I have deemed appropriate for purposes of giving the opinion expressed.

     Based upon the foregoing, I am of the opinion that the Shares, when issued as described in the Registration Statement, will be validly issued, fully paid and non-assessable.


                                        Sincerely,

                                        /s/ Brian K. English
                                        General Counsel